UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

TERRALENE FUELS CORPORATION

35 South Ocean Avenue
Patchogue, NY 11772
(888) 488-6882

Commission File Number: 000-26101

Common Stock, $0.0001 Par Value

Please place an ☒ in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

☐	Rule 12g-4(a)(1)

☐	Rule 12g-4(a)(2)

☐	Rule 12h-3(b)(1)(i)

☒	Rule 12h-3(b)(1)(ii)

☐	Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 183

Pursuant to the requirements of the Securities Exchange Act of 1934, Terralene Fuels Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 14, 2013	By:	/s/ Jaclyn Cruz
Name: Jaclyn Cruz
Title: President